CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment No. 9 to Registration Statement No. 333-154880 on Form N-2 of our report dated January 29, 2010 relating to the financial statements and financial highlights for The Cushing MLP Total Return Fund (the “Fund”) appearing on Form N-CSR of the Fund for the year ended November 30, 2009.

DELOITTE & TOUCHE LLP
Dallas, Texas
July 19, 2010